Exhibit 3.2
STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT
Section 253

CERTIFICATE OF OWNERSHIP
MERGING
ZIOPHARM, INC.
INTO
EASYWEB, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

EasyWeb, Inc., a corporation incorporated on the 16th day of May, 2005 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that the Corporation owns 100% of the capital stock of ZIOPHARM, Inc., a corporation incorporated on the 9th day September, 2003 (“ZIOPHARM”), pursuant to the provisions of the General Corporation Law of the State of Delaware and that the Corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 13th day of September, 2005, determined to and did merge into itself said ZIOPHARM, Inc., which resolution is in the following words to wit:

WHEREAS, pursuant to the terms of a Merger Agreement dated August 3, 2005, ZIO Acquisition Corp., formerly a Delaware corporation and wholly-owned subsidiary of the Corporation, has merged with and into ZIOPHARM, Inc., a Delaware corporation (“ZIOPHARM”), with ZIOPHARM remaining as a wholly-owned subsidiary of the Corporation;

WHEREAS, the Board desires to cause ZIOPHARM to merge with and into the Corporation (the “Merger”), with the Corporation remaining as the surviving corporation to the Merger;

WHEREAS, following the Merger, the Corporation shall succeed to all of the estate, property, rights, privileges and franchises of ZIOPHARM and shall assume all of ZIOPHARM’s liabilities and obligations; and

WHEREAS, pursuant to the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the name of Corporation shall be changed to “ZIOPHARM Oncology, Inc.”.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that ZIOPHARM merge with and into the Corporation, with the Corporation remaining as the surviving corporation to the Merger;

RESOLVED FURTHER, that following the Merger, the Corporation succeed to all of the estate, property, rights, privileges and franchises of ZIOPHARM and assume all of ZIOPHARM’s liabilities and obligations;

RESOLVED FURTHER, pursuant to the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the Corporation relinquishes its corporate name and assumes in its place the name “ZIOPHARM Oncology, Inc.”; and

RESOLVED FURTHER, that the Corporation’s officers are hereby authorized and directed to prepare or cause to be prepared all necessary documents, agreements, instruments and certificates to effectuate the Merger, including without limitation a Certificate of Ownership to be filed with Secretary of State of the State of Delaware (the Certificate of Ownership); and to execute and deliver such documents, agreements, instruments and certificates, and to make such filings as they deem necessary or advisable to effectuate the Merger, including without limitation filing a Certificate of Ownership with the Secretary of State of the State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County.

IN WITNESS WHEREOF, said parent corporation has caused this certificate to be signed by an authorized officer this 14th day of September, 2005.

/s/ Richard Bagley
Richard Bagley, President, Chief Operating Officer, Chief Financial Officer and Secretary